Exhibit 99.1

April 5, 2012

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2011 RESULTS

Cranford, New Jersey  -- April 5, 2012 -- TOFUTTI BRANDS INC. (NYSE AMEX Symbol: TOF) issued its results for the fiscal year ended December 31, 2011 today.

Net sales for the fiscal year ended December 31, 2011 were $15,926,000, a decrease of $1,787,000, or 10%, from the Company’s net sales of $17,713,000 for the fiscal year ended January 1, 2011.    The reduction in sales was primarily due to the determination of Trader Joe’s, formerly the Company’s  largest customer, to cease selling branded goods. During fiscal 2011, sales to Trader Joe’s declined to $1.4 million, an almost $2 million decline from fiscal 2010.  The Company believes that it will recover some portion of these sales as its retail  customers switch to other retail sources to  purchase its products. As a result of the reduced sales, the Company’s gross profit decreased by $957,000 to $4,485,000 in the year ended December 31, 2011.

For fiscal 2011, the Company’s income before income taxes decreased to $132,000 from $802,000 in fiscal 2010, primarily as a result of  lower revenues and gross profit, which was partially offset by a  reduction in operating expenses. Net income for fiscal 2011 decreased to $43,000 ($0.01 per share) compared to $462,000 ($0.09 per share) for fiscal 2010.

As of December 31, 2011, the Company had cash and cash equivalents of approximately $1.6 million and working capital of approximately $4.4 million compared to cash and cash equivalents of approximately $2.5 million and working capital of approximately $4.4 million at January 1, 2011.

 “During 2011 we were faced with a significant obstacle in our efforts to increase our revenues and profitability when Trader Joe’s ceased to buy our products,” said David Mintz, Chairman and Chief Executive Officer. “We are working hard to overcome this loss by generating additional revenues from our current and new customers in 2012. We believe that our sales will improve during fiscal year 2012 due to the introduction of new products and price increases that will be  instituted in the first two quarter of 2012.  We are gratified by the initial market reaction to our nondairy and gluten-free ricotta cheese products and the dairy-free, sugar-free,  frozen desserts that incorporate Stevia as the sweetening agent.  I believe that the acceptance of  these new products and our continuing efforts to shed slow moving items will lead to improved profitability in fiscal 2012.”

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Statements of Income
(in thousands, except per share figures)

	Fiscal Year ended December 31, 2011	Fiscal Year ended January 1, 2011

Net sales	$15,926	$17,713
Cost of sales	11,441	12,271
Gross profit	4,485	5,442
Operating expenses	4,353	4,640
Income before income taxes	132	802
Income taxes	89	340
Net income	$43	$462
Weighted average number of shares outstanding:
Basic	5,176	5,177
Diluted	5,176	5,177
Net income per share:
Basic	$0.01	$0.09
Diluted	$0.01	$0.09

TOFUTTI BRANDS INC.
Balance Sheets
(in thousands, except per share figures)

Assets	December 31, 2011	January 1, 2011
Current assets:
Cash and cash equivalents	$1,594	$2,528
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $486 and $320, respectively	1,936	1,338
Inventories, net of reserve of $50 and $50, respectively	1,441	1,697
Prepaid expenses	122	16
Refundable income taxes	42	--
Deferred income taxes	265	186
Total current assets	5,400	5,765

Fixed assets (net of accumulated amortization of $43 and $38)	5	10
Other assets	16	16
	$5,421	$5,791

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$319	$260
Accrued expenses	637	585
Accrued officers’ compensation	--	500
Total current liabilities	956	1,345

Commitment and Contingencies
Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,162,186 shares at December 31, 2011
         and 5,176,678 shares at January 1, 2011
	-- 52	-- 52
Additional paid-in capital	--	7
Retained earnings	4,413	4,387
Total stockholders’ equity	4,465	4,446
Total liabilities and stockholders’ equity	$5,421	$5,791